News Release

SPRINT DELIVERS BEST FINANCIAL RESULTS IN COMPANY HISTORY WITH HIGHEST EVER NET INCOME AND OPERATING INCOME IN FISCAL YEAR 2017

•	Fiscal year 2017 postpaid phone net additions of 606,000

◦	Third consecutive year of postpaid phone net additions

◦	Highest postpaid phone gross additions in six years

◦	Fiscal fourth quarter postpaid phone net additions of 55,000 marked the eleventh consecutive quarter of net additions

•	Fiscal year 2017 prepaid net additions of 363,000 compared to net losses of 1 million in the prior year

◦	Prepaid net additions for the first time in three years

◦	Prepaid churn of 4.58 percent was the lowest in three years

◦	Fiscal fourth quarter prepaid net additions of 170,000

•	Fiscal year 2017 net income of $7.4 billion, operating income of $2.7 billion and Adjusted EBITDA* of $11.1 billion

◦	Net income for the first time in 11 years, even when excluding $7.1 billion of one-time favorable impact from tax reform

◦	Highest operating income in company history and highest Adjusted EBITDA* in 11 years

◦	Fiscal fourth quarter net income of $69 million, operating income of $236 million, and Adjusted EBITDA* of $2.8 billion

•	Fiscal year 2017 net cash provided by operating activities of $10.1 billion and adjusted free cash flow* of $945 million

◦	Second consecutive year of positive adjusted free cash flow*

•	Completed thousands of tri-band upgrades on macro sites, added thousands of outdoor small cells and deployed more than 200,000 Sprint Magic Boxes

OVERLAND PARK, Kan. - May 2, 2018 - Sprint Corporation (NYSE: S) today reported operating results for the fiscal 2017 fourth quarter and full year, including its highest annual retail phone net additions in five years and the best profitability in company history with its highest annual operating income at $2.7 billion and annual net income for the first time in 11 years, even when excluding the one-time favorable impact from tax reform. The company also reported its highest adjusted EBITDA* in 11 years at $11.1 billion and its second consecutive year of positive adjusted free cash flow* at $945 million.

“In the fourth year of our turnaround, Sprint delivered the best financial results in company history as a result of growing our customer base and continuously improving our cost structure, while significantly improving our LTE network and initiating deployment for the first truly mobile 5G network in the U.S,” said Sprint CEO Marcelo Claure. “By executing our turnaround, we have positioned Sprint for strategic opportunities which led to our proposed merger with T-Mobile, which will create an entirely new level of innovation and disruption in the industry.”

Sprint Adds Nearly 1 Million Retail Phone Customers in Fiscal Year 2017
Sprint’s focus on both its postpaid and prepaid businesses resulted in nearly 1 million retail phone net additions in fiscal year 2017, an improvement of more than 1 million compared to the prior year.

•
Postpaid phone net additions of 606,000 marked the third consecutive year of net additions, as postpaid phone gross additions reached their highest level in six years. For the fourth quarter, postpaid phone net additions of 55,000 marked the eleventh consecutive quarter of net additions, including net additions in the business space for the sixth consecutive quarter. The current quarter and full year results included 44,000 net migrations from prepaid to non-Sprint branded postpaid.

News Release

•
Prepaid net additions of 363,000 compared to net losses of 1 million in the prior year, an improvement of nearly 1.4 million driven by a resurgence in the Boost brand. Prepaid churn of 4.58 percent, the lowest in three years, improved by 80 basis points year-over-year. For the fourth quarter, prepaid net additions were 170,000, including the highest share of gross additions in two years and year-over-year improvement in churn for the seventh consecutive quarter.

Cost Reduction Program Contributes to Improved Cash Flows
Sprint continued to make progress on its multi-year plan to improve its cost structure. Excluding approximately $100 million of hurricane-related and other non-recurring charges in fiscal year 2017, the company reported approximately $1.1 billion of combined year-over-year reductions in cost of services and selling, general and administrative expenses, making it the fourth consecutive year of more than $1 billion of year-over-year reductions and bringing the total reduction over the last four years to approximately $6 billion. The year-over-year reductions were primarily driven by changes to the device insurance program, as well as lower network expenses.

Fiscal year 2017 net cash provided by operating activities of $10.1 billion improved by $13.4 billion year-over-year, primarily due to a modification of our accounts receivable facility in February 2017. Adjusted free cash flow* of $945 million improved by $338 million year-over-year, mostly due to operational improvements in the business.

Net income of $7.4 billion in fiscal year 2017 included a one-time $7.1 billion non-cash benefit from tax reform, resulting from a re-measurement of our deferred tax assets and liabilities under provisions contained in the new tax law.

The company also reported the following financial results:

Network Quality Improves as Progress Toward First Mobile 5G Network Continues
Sprint is building a super-reliable, high-capacity mobile network that will deliver a great LTE experience and enable industry-leading 5G capabilities. The company’s Next-Gen Network plan involves:

•	Upgrading existing towers to leverage all three of the company’s spectrum bands

•	Building new macro cell sites

•	Adding more small cells including mini-macros, strand mounts with cable operators and Sprint Magic Boxes

•	Deploying 5G technologies such as Massive MIMO

With more than 160 MHz of 2.5 GHz spectrum in the top 100 markets, Sprint is one of the only operators in the world with enough capacity to operate LTE and 5G simultaneously using Massive MIMO and huge channels of 100-200 MHz of licensed spectrum on the same radios. Sprint expects to launch the first mobile 5G network in the U.S. in the first half of 2019.

Sprint completed thousands of tri-band upgrades on macro sites, added thousands of outdoor small cells and deployed more than 200,000 Sprint Magic Boxes in fiscal year 2017. These deployments helped drive continued improvement in network quality, as seen in Ookla’s Speedtest Intelligence data.

•	Sprint saw a 36 percent year-over-year increase in its national average download speed, the largest increase of the top four national carriers.[1]

•	Sprint is #1 for fastest average download speed in 100 cities, more than twice as many cities as last year and more than AT&T for the third consecutive quarter.[2]

News Release

Fiscal Year 2018 Outlook

•
The company expects adjusted EBITDA* of $11.3 billion to $11.8 billion. Including the impact of the new revenue recognition accounting standard, adjusted EBITDA* is expected to increase to a range of $11.6 billion to $12.1 billion.

•	The company expects cash capital expenditures excluding leased devices to be $5 billion to $6 billion.

Conference Call and Webcast

•	Date/Time: 4:30 p.m. (ET) Wednesday, May 2, 2018

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 4588039)

◦	International: 443-961-0242 (ID: 4588039)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, David.Tovar@sprint.com

•	Investor contact: Jud Henry, Investor.Relations@sprint.com

______________________________________________
1 Based on Ookla’s analysis of Speedtest Intelligence data comparing March 2017 to March 2018 for all mobile results.
2 Based on Ookla’s analysis of Speedtest Intelligence data from 1/1/18 to 3/31/18 for all mobile results when comparing cities where the top four national carriers rank

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17
Net additions (losses) (in thousands)
Postpaid (a)	39	256	(118)	424	811
Postpaid phone (a)	55	184	42	606	930
Prepaid (b)	170	63	195	363	(1,020)
Wholesale and affiliate (b)	(165)	66	291	81	2,342
Total wireless net additions	44	385	368	868	2,133

End of period connections (in thousands)
Postpaid (a) (c) (d)	32,119	31,942	31,576	32,119	31,576
Postpaid phone (a) (c)	26,813	26,616	26,079	26,813	26,079
Prepaid (a) (b) (c) (e) (f) (g)	8,989	8,997	8,688	8,989	8,688
Wholesale and affiliate (b) (c) (f)	13,517	13,642	13,375	13,517	13,375
Total end of period connections	54,625	54,581	53,639	54,625	53,639

Churn
Postpaid	1.78%	1.80%	1.75%	1.74%	1.62%
Postpaid phone	1.68%	1.71%	1.58%	1.62%	1.48%
Prepaid (f)	4.30%	4.63%	4.69%	4.58%	5.38%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	2,335	2,259	2,001	2,335	2,001
Wholesale and affiliate	11,162	11,272	10,880	11,162	10,880
Total	13,497	13,531	12,881	13,497	12,881

ARPU (h)
Postpaid	$44.40	$45.13	$47.34	$45.70	$49.77
Postpaid phone	$50.44	$51.26	$54.10	$51.98	$57.09
Prepaid (f)	$37.15	$37.46	$38.48	$37.67	$34.46
NON-GAAP RECONCILIATION - ABPA* AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, and ABPU*)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17
ABPA*
Postpaid service revenue	$4,270	$4,297	$4,493	$17,396	$18,677
Add: Installment plan and non-operating lease billings	368	379	343	1,512	1,172
Add: Equipment rentals	1,136	1,047	842	4,048	3,295
Total for postpaid connections	$5,774	$5,723	$5,678	$22,956	$23,144

Average postpaid accounts (in thousands)	11,259	11,193	11,405	11,260	11,378
Postpaid ABPA* (i)	$171.38	$170.39	$165.92	$169.99	$169.51
	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17
Postpaid phone ABPU*
Postpaid phone service revenue	$4,048	$4,069	$4,228	$16,463	$17,578
Add: Installment plan and non-operating lease billings	324	335	309	1,349	1,061
Add: Equipment rentals	1,126	1,037	829	4,003	3,240
Total for postpaid phone connections	$5,498	$5,441	$5,366	$21,815	$21,879

Postpaid average phone connections (in thousands)	26,754	26,461	26,053	26,394	25,659
Postpaid phone ABPU* (j)	$68.51	$68.54	$68.66	$68.88	$71.06
(a) During the three-month period ended March 31, 2018, a non-Sprint branded postpaid offering was introduced allowing prepaid customers to purchase a device under our installment billing program. As a result of the extension of credit, approximately 167,000 prepaid subscribers were migrated from the prepaid subscriber base into the postpaid subscriber base. In addition, net subscriber additions under the non-Sprint branded postpaid offering were 44,000 during the three-month period ended March 31, 2018.
(b) Sprint is no longer reporting Lifeline subscribers due to regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale MVNOs.
(c) As part of the Shentel transaction, 186,000 and 92,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates, of which 18,000 prepaid subscribers were subsequently excluded from our customer base as a result of the Lifeline regulatory change as noted in (b) above. An additional 270,000 of nTelos' subscribers are now part of our affiliate relationship with Shentel and are being reported in wholesale and affiliate subscribers beginning with the quarter ended June 30, 2016. In addition, during the three-month period ended June 30, 2017, 17,000 and 4,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates and, during the three-month period ended March 31, 2018, 29,000 and 11,000 subscribers were transferred from postpaid and prepaid, respectively, to affiliates as a result of the transfer of additional subscribers to Shentel.
(d) During the three-month period ended June 30, 2017, 2,000 Wi-Fi connections were adjusted from the postpaid subscriber base.
(e) During the three-month period ended September 30, 2017, the Prepaid Data Share platform It's On was decommissioned as the Company continues to focus on higher value contribution offerings resulting in a 49,000 reduction to prepaid end of period subscribers.
(f) During the three-month period ended December 31, 2016, the Company aligned all prepaid brands, excluding Assurance Wireless but including prepaid affiliate subscribers, under one churn and retention program. As a result of this change, end of period prepaid and affiliate subscribers as of December 31, 2016 were reduced by 1,234,000 and 21,000, respectively.
(g) During the three-month period ended December 31, 2017, prepaid end of period subscribers increased by 169,000 in conjunction with the PRWireless HoldCo, LLC joint venture.
(h) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Postpaid phone ARPU represents revenues related to our postpaid phone connections.
(i) Postpaid ABPA* is calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.
(j) Postpaid phone ABPU* is calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid phone connections during the period. Installment plan billings represent the substantial majority of the total billings in the table above for all periods presented.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and leased devices in property, plant and equipment)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Postpaid activations (in thousands)	3,737	4,874	3,471	16,196	15,298
Postpaid activations financed	84%	84%	82%	85%	76%
Postpaid activations - operating leases	70%	72%	42%	67%	42%

Installment plans
Installment sales financed	$214	$276	$696	$1,311	$2,884
Installment billings	$342	$353	$343	$1,436	$1,172
Installment receivables, net	$1,149	$1,383	$1,764	$1,149	$1,764

Equipment rentals and depreciation - equipment rentals
Equipment rentals	$1,136	$1,047	$842	$4,048	$3,295
Depreciation - equipment rentals	$1,060	$990	$911	$3,792	$3,116

Leased device additions
Cash paid for capital expenditures - leased devices	$1,928	$2,468	$1,080	$7,461	$4,976

Leased devices
Leased devices in property, plant and equipment, net	$6,012	$5,683	$4,162	$6,012	$4,162

Leased device units
Leased devices in property, plant and equipment (units in thousands)	14,543	14,002	11,888	14,543	11,888

Leased device and receivables financings net proceeds
Proceeds	$—	$1,125	$100	$2,679	$1,155
Repayments	(555)	(598)	(414)	(2,574)	(1,069)
Net (repayments) proceeds of financings related to devices and receivables	$(555)	$527	$(314)	$105	$86

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Net operating revenues
Service revenue	$5,866	$5,930	$6,116	$23,834	$25,368
Equipment sales	1,081	1,262	1,581	4,524	4,684
Equipment rentals	1,136	1,047	842	4,048	3,295
Total net operating revenues	8,083	8,239	8,539	32,406	33,347
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,661	1,733	1,736	6,801	7,861
Cost of equipment sales	1,487	1,673	1,980	6,109	6,583
Cost of equipment rentals (exclusive of depreciation below)	146	123	141	493	975
Selling, general and administrative	2,028	2,108	2,002	8,087	7,994
Depreciation - network and other	1,015	987	960	3,976	3,982
Depreciation - equipment rentals	1,060	990	911	3,792	3,116
Amortization	184	196	239	812	1,052
Other, net	266	(298)	100	(391)	20
Total net operating expenses	7,847	7,512	8,069	29,679	31,583
Operating income	236	727	470	2,727	1,764
Interest expense	(576)	(581)	(631)	(2,365)	(2,495)
Other (expense) income, net	(9)	(42)	27	(59)	(40)
(Loss) income before income taxes	(349)	104	(134)	303	(771)
Income tax benefit (expense)	412	7,052	(149)	7,074	(435)
Net income (loss)	63	7,156	(283)	7,377	(1,206)
Less: Net loss attributable to noncontrolling interests	6	6	—	12	—
Net income (loss) attributable to Sprint Corporation	$69	$7,162	$(283)	$7,389	$(1,206)

Basic net income (loss) per common share	$0.02	$1.79	$(0.07)	$1.85	$(0.30)
Diluted net income (loss) per common share	$0.02	$1.76	$(0.07)	$1.81	$(0.30)
Weighted average common shares outstanding	4,004	4,001	3,988	3,999	3,981
Diluted weighted average common shares outstanding	4,055	4,061	3,988	4,078	3,981

Effective tax rate	118.1%	-6,780.8%	-111.2%	-2,334.7%	-56.4%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Net income (loss)	$63	$7,156	$(283)	$7,377	$(1,206)
Income tax (benefit) expense	(412)	(7,052)	149	(7,074)	435
(Loss) income before income taxes	(349)	104	(134)	303	(771)
Other expense (income), net	9	42	(27)	59	40
Interest expense	576	581	631	2,365	2,495
Operating income	236	727	470	2,727	1,764
Depreciation - network and other	1,015	987	960	3,976	3,982
Depreciation - equipment rentals	1,060	990	911	3,792	3,116
Amortization	184	196	239	812	1,052
EBITDA* (1)	2,495	2,900	2,580	11,307	9,914
Loss (gain) from asset dispositions, exchanges, and other, net (2)	189	—	—	(115)	(326)
Severance and exit costs (3)	67	13	36	80	66
Contract terminations (4)	—	—	27	(5)	140
Litigation and other contingencies (5)	10	(260)	37	(305)	140
Hurricanes (6)	7	66	—	107	—
Adjusted EBITDA* (1)	$2,768	$2,719	$2,680	$11,069	$9,934

Adjusted EBITDA margin*	47.2%	45.9%	43.8%	46.4%	39.2%

Selected items:
Cash paid for capital expenditures - network and other	$780	$696	$529	$3,319	$1,950
Cash paid for capital expenditures - leased devices	$1,928	$2,468	$1,080	$7,461	$4,976

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Net operating revenues
Service revenue
Postpaid	$4,270	$4,297	$4,493	$17,396	$18,677
Prepaid (7)	989	993	982	3,971	4,078
Wholesale, affiliate and other (7)	314	329	269	1,198	1,053
Total service revenue	5,573	5,619	5,744	22,565	23,808

Equipment sales	1,081	1,262	1,581	4,524	4,684
Equipment rentals	1,136	1,047	842	4,048	3,295
Total net operating revenues	7,790	7,928	8,167	31,137	31,787

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,401	1,466	1,448	5,701	6,674
Cost of equipment sales	1,487	1,673	1,980	6,109	6,583
Cost of equipment rentals (exclusive of depreciation below)	146	123	141	493	975
Selling, general and administrative	1,947	2,024	1,944	7,782	7,741
Depreciation - network and other	968	931	911	3,768	3,779
Depreciation - equipment rentals	1,060	990	911	3,792	3,116
Amortization	184	196	239	812	1,052
Other, net	258	16	91	(35)	(1)
Total net operating expenses	7,451	7,419	7,665	28,422	29,919
Operating income	$339	$509	$502	$2,715	$1,868

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Operating income	$339	$509	$502	$2,715	$1,868
Loss (gain) from asset dispositions, exchanges, and other, net (2)	189	—	—	(115)	(326)
Severance and exit costs (3)	59	4	27	58	45
Contract terminations (4)	—	—	27	(5)	140
Litigation and other contingencies (5)	10	63	37	73	140
Hurricanes (6)	7	66	—	107	—
Depreciation - network and other	968	931	911	3,768	3,779
Depreciation - equipment rentals	1,060	990	911	3,792	3,116
Amortization	184	196	239	812	1,052
Adjusted EBITDA* (1)	$2,816	$2,759	$2,654	$11,205	$9,814

Adjusted EBITDA margin*	50.5%	49.1%	46.2%	49.7%	41.2%

Selected items:
Cash paid for capital expenditures - network and other	$681	$565	$468	$2,760	$1,591
Cash paid for capital expenditures - leased devices	$1,928	$2,468	$1,080	$7,461	$4,976

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Net operating revenues	344	393	480	1,579	2,043

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	316	352	402	1,427	1,686
Selling, general and administrative	76	71	49	270	238
Depreciation and amortization	50	55	47	205	195
Other, net	9	(314)	8	(300)	21
Total net operating expenses	451	164	506	1,602	2,140
Operating (loss) income	$(107)	$229	$(26)	$(23)	$(97)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Operating (loss) income	$(107)	$229	$(26)	$(23)	$(97)
Loss from asset dispositions, exchanges, and other, net (2)	1	—	—	1	—
Severance and exit costs (3)	8	9	8	22	21
Litigation and other contingencies (5)	—	(323)	—	(323)	—
Depreciation and amortization	50	55	47	205	195
Adjusted EBITDA*	$(48)	$(30)	$29	$(118)	$119

Adjusted EBITDA margin*	-14.0%	-7.6%	6.0%	-7.5%	5.8%

Selected items:
Cash paid for capital expenditures - network and other	$34	$30	$19	$166	$94

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year To Date
	3/31/18	3/31/17
Operating activities
Net income (loss)	$7,377	$(1,206)
Depreciation and amortization	8,580	8,150
Provision for losses on accounts receivable	362	555
Share-based and long-term incentive compensation expense	182	93
Deferred income tax (benefit) expense	(7,119)	433
Gains from asset dispositions and exchanges	(479)	(354)
Loss on early extinguishment of debt	65	—
Amortization of long-term debt premiums, net	(158)	(302)
Loss on disposal of property, plant and equipment	868	509
Contract terminations	(5)	111
Deferred purchase price from sale of receivables	(1,140)	(10,498)
Other changes in assets and liabilities:
Accounts and notes receivable	83	(1,017)
Inventories and other current assets	705	457
Accounts payable and other current liabilities	57	(365)
Non-current assets and liabilities, net	271	(308)
Other, net	413	452
Net cash provided by (used in) operating activities	10,062	(3,290)

Investing activities
Capital expenditures - network and other	(3,319)	(1,950)
Capital expenditures - leased devices	(7,461)	(4,976)
Expenditures relating to FCC licenses	(115)	(83)
Change in short-term investments, net	3,090	(5,444)
Proceeds from sales of assets and FCC licenses	527	219
Proceeds from deferred purchase price from sale of receivables	1,140	10,498
Other, net	3	41
Net cash used in investing activities	(6,135)	(1,695)

Financing activities
Proceeds from debt and financings	8,529	10,966
Repayments of debt, financing and capital lease obligations	(8,518)	(5,417)
Debt financing costs	(93)	(358)
Call premiums paid on debt redemptions	(131)	—
Other, net	3	95
Net cash (used in) provided by financing activities	(210)	5,286

Net increase in cash, cash equivalents and restricted cash	3,717	301

Cash, cash equivalents and restricted cash, beginning of period	2,942	2,641
Cash, cash equivalents and restricted cash, end of period	$6,659	$2,942

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	3/31/18	12/31/17	3/31/17	3/31/18	3/31/17

Net cash provided by (used in) operating activities	$2,653	$2,683	$(523)	$10,062	$(3,290)

Capital expenditures - network and other	(780)	(696)	(529)	(3,319)	(1,950)
Capital expenditures - leased devices	(1,928)	(2,468)	(1,080)	(7,461)	(4,976)
Expenditures relating to FCC licenses, net	(23)	(73)	(37)	(115)	(83)
Proceeds from sales of assets and FCC licenses	160	149	93	527	219
Proceeds from deferred purchase price from sale of receivables	231	269	2,476	1,140	10,498
Other investing activities, net	2	6	(6)	6	103
Free cash flow*	$315	$(130)	$394	$840	$521

Net (repayments) proceeds of financings related to devices and receivables	(555)	527	(314)	105	86
Adjusted free cash flow*	$(240)	$397	$80	$945	$607

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	3/31/18	3/31/17
ASSETS
Current assets
Cash and cash equivalents	$6,610	$2,870
Short-term investments	2,354	5,444
Accounts and notes receivable, net	3,711	4,138
Device and accessory inventory	1,003	1,064
Prepaid expenses and other current assets	575	601
Total current assets	14,253	14,117

Property, plant and equipment, net	19,925	19,209
Goodwill	6,586	6,579
FCC licenses and other	41,309	40,585
Definite-lived intangible assets, net	2,465	3,320
Other assets	921	1,313
Total assets	$85,459	$85,123

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$3,409	$3,281
Accrued expenses and other current liabilities	3,962	4,141
Current portion of long-term debt, financing and capital lease obligations	3,429	5,036
Total current liabilities	10,800	12,458

Long-term debt, financing and capital lease obligations	37,463	35,878
Deferred tax liabilities	7,294	14,416
Other liabilities	3,483	3,563
Total liabilities	59,040	66,315

Stockholders' equity
Common stock	40	40
Paid-in capital	27,884	27,756
Accumulated deficit	(1,332)	(8,584)
Accumulated other comprehensive loss	(236)	(404)
Total stockholders' equity	26,356	18,808
Noncontrolling interests	63	—
Total equity	26,419	18,808
Total liabilities and equity	$85,459	$85,123

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	3/31/18	3/31/17

Total debt	$40,892	$40,914
Less: Cash and cash equivalents	(6,610)	(2,870)
Less: Short-term investments	(2,354)	(5,444)
Net debt*	$31,928	$32,600

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		3/31/18
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
7.625% Senior notes due 2026	03/01/2026	1,500
Sprint Corporation		12,000

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	3,063
4.738% Senior secured notes due 2025	03/20/2025	2,100
5.152% Senior secured notes due 2028	03/20/2028	1,837
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC		7,000

Sprint Communications, Inc.
Export Development Canada secured loan	12/17/2019	300
9% Guaranteed notes due 2018	11/15/2018	1,753
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Secured debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		8,033

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Credit facilities
PRWireless secured term loan	06/28/2020	182
Secured equipment credit facilities	2020 - 2021	527
Secured term loan	02/03/2024	3,960
Credit facilities		4,669

Accounts receivable facility	11/18/2019	2,411

Financing obligations	08/31/2021	150

Capital leases and other obligations	2018 - 2026	536
Total principal		41,003

Net premiums and debt financing costs		(111)
Total debt		$40,892

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of equipment sales but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as revenue from equipment sales at the point of sale and the cost of the device is recognized as cost of equipment sales. During the three and twelve-month periods ended March 31, 2018, we leased devices through our Sprint direct channels totaling approximately $1,213 million and $4,884 million, respectively, which would have increased cost of equipment sales and reduced EBITDA* if they had been purchased under our subsidized program.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(2)
During the fourth and first quarters of fiscal year 2017, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. Additionally, the company recorded a pre-tax non-cash gain related to spectrum swaps with other carriers. During the third quarter of fiscal year 2016, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. During the second quarter of fiscal year 2016 the company recorded a pre-tax non-cash gain of $354 million related to spectrum swaps with other carriers.

(3)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(4)
During the first quarter of fiscal year 2017, we recorded a $5 million gain due to reversal of a liability recorded in relation to the termination of our relationship with General Wireless Operations, Inc. (Radio Shack). During the fourth quarter of fiscal year 2016, we terminated our relationship with Radio Shack and incurred net contract termination charges of approximately $27 million primarily related to cash termination payments and write-downs of leasehold improvements at associated retail stores that were shut down as of March 31, 2017. During the first quarter of fiscal year 2016, contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with NTELOS Holding Corp.

(5)
During the fourth, third and first quarters of fiscal year 2017, litigation and other contingencies consist of reductions associated with legal settlements or favorable developments in pending legal proceedings as well as non-recurring charges of $51 million related to a regulatory fee matter. During the fourth and second quarters of fiscal year 2016, litigation and other contingencies consist of unfavorable developments associated with legal matters as well as federal and state matters such as sales, use or property taxes.

(6)
During the fourth, third and second quarters of fiscal year 2017 we recorded estimated hurricane-related charges of $7 million, $66 million and $34 million, respectively, consisting of customer service credits, incremental roaming costs, network repairs and replacements.

(7)
Sprint is no longer reporting Lifeline subscribers due to recent regulatory changes resulting in tighter program restrictions. We have excluded them from our customer base for all periods presented, including our Assurance Wireless prepaid brand and subscribers through our wholesale Lifeline mobile virtual network operators (MVNO). The table reflects the reclassification of the related Assurance Wireless prepaid revenue from Prepaid service revenue to Wholesale, affiliate and other revenue of $85 million and $360 million for the three and twelve-month periods ended March 31, 2017, respectively. Revenue associated with subscribers through our wholesale Lifeline MVNO's continue to remain in Wholesale, affiliate and other revenue following this change.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus billings from installment plans and non-operating leases, as well as equipment rentals, by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average postpaid customer billings per account as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid account each month.

Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus billings from installment plans and non-operating leases, as well as equipment rentals by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average postpaid phone customer billings as it approximates the expected cash collections, including billings from installment plans and non-operating leases, as well as equipment rentals, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short-term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and, when filed, its Annual Report on Form 10-K for the fiscal year ended March 31, 2018. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 54.6 million connections as of March 31, 2018 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching the first 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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